Exhibit 99.1

AT THE COMPANY:

John Nieser

Treasurer & Acting CFO

(713) 623-0790

Cornell Companies Reports Second-Quarter, Six-Month 2004 Results

Opens Southern Peaks; Announces Temporary Suspension of

Operations at Plankinton

HOUSTON, TX (August 5, 2004) — Cornell Companies, Inc. (NYSE: CRN) today reported results for the period ended June 30, 2004.  For the 2004 second quarter, the Company recorded a net loss of $1.1 million, or a loss per diluted share of $0.08, compared with net income of $2.2 million, or $0.17 per diluted share, in last year’s second quarter.  As previously announced, this year’s second-quarter results included $911,000, or $0.07 per diluted share, for start-up costs (net of start-up revenues) for new facilities, $1.4 million, or $0.11 per diluted share, for charges related to the early extinguishment of debt, and $454,000, or $0.03 per diluted share, for losses associated with New Morgan Academy.  Excluding the effects of these items, second-quarter 2004 pro forma earnings were $1.7 million, or $0.13 per diluted share, versus $2.9 million, or $0.22 per diluted share, in the second quarter of 2003.  Cornell calculates pro forma numbers for comparative purposes to help investors better understand the operating results attributable to the Company’s core continuing business operations.

Commenting on the quarter, Harry J. Phillips, Jr., Cornell’s chairman and chief executive officer, said, “We announced our preliminary per-share results last week and at that time we expressed our displeasure with the numbers.  The first two months of the quarter produced expected results, but June was negatively impacted by lower-than-expected revenues and higher-than-expected expenses across a number of facilities.  We are in the process of evaluating our facilities and taking corrective action.”

Second-Quarter Highlights (Amounts in thousands, except per share data)

	Second Quarter		Six Months Ended
	6/30/2004	6/30/2003	6/30/2004	6/30/2003
As Reported
Revenue	$69,993	$67,586	$139,317	$133,612
Income from operations	4,710	8,196	10,555	15,974
Net (loss)/income	(1,099)	2,177	(393)	4,133
EPS – diluted	$(0.08)	$0.17	$(0.03)	$0.32
Shares outstanding used in per share computation	13,146	13,173	13,114	13,055

Pro Forma, excluding New Morgan Academy, charges related to the early extinguishment of debt, and net start-up costs:*
Revenue	$69,155	$67,586	$137,886	$133,586
Income from operations	6,671	9,087	14,003	17,583
Net income	1,657	2,917	3,479	5,497
EPS - diluted	$0.13	$0.22	$0.27	$0.42

*  See reconciliation of historical and forward-looking information attached.

MORE

Second-Quarter Results

Revenues increased 4 percent to $70.0 million from $67.6 million in the 2003 period.  Contributions from Big Spring Correctional Center, Texas Adolescent Center and certain of the Pennsylvania-based facilities/programs accounted for the revenue increase.  Pro forma second-quarter 2004 revenues, which exclude the impact of start-up revenues, were $69.2 million compared with $67.6 million in the prior year’s quarter.  Cornell continued to maintain strong levels of average contract occupancy of 100.9 percent in its residential facilities for this year’s second quarter compared with 100.6 percent in last year’s second quarter.  Excluding start-up operations, average contract occupancy was 101.3 percent in its residential facilities in the 2004 period.

Income from operations was $4.7 million compared with $8.2 million in the same quarter of 2003.  The decrease in 2004 second-quarter results was due to increased professional fees, increased depreciation and amortization (primarily from the September 2003 repurchase of assets formerly leased as well as assets acquired during the year), and other insurance and employee costs.  Additionally, comparisons of second-quarter income from operations were affected by $1.5 million in net start-up costs in 2004, and on-going costs related to New Morgan Academy of $415,000 in 2004 and $639,000 in 2003.  Excluding the impact of these items, pro forma income from operations was $6.7 million compared with $9.1 million in the comparable quarter of 2003.  The decrease in 2004 second-quarter pro forma results was mainly due to increased professional fees, increased depreciation and amortization (primarily from the September 2003 repurchase of assets formerly leased as well as assets acquired during the year), and other insurance and employee costs.

According to Phillips, the items that impacted the June results are mostly temporary.  “We have implemented very aggressive measures, region by region and program by program, so that these issues are not repeated in future months.  I am pleased to report that population and expenses at most facilities have returned to more-normal levels in July,” he said.  Phillips added that the Company completed rate negotiations with Pennsylvania for fiscal 2004/2005, and these new rates were effective July.

Six-Month Results

For the six months ended June 30, 2004, revenues increased 4 percent to $139.3 million from $133.6 million in the six months ended June 30, 2003, due to contributions from Big Spring Correctional Center, Texas Adolescent Center and certain of the Pennsylvania-based facilities/programs.  Income from operations was $10.6 million for this year’s six-month period compared with $16.0 million in the prior-year period.  The net loss was $393,000, or $0.03 per diluted share, compared with net income of $4.1 million, or $0.32 per diluted share, in the prior-year period.  The 2004 period included the $2.4 million charge from the early extinguishment of debt.

Pro forma second-quarter 2004 revenues were $137.9 million compared with $133.6 million in the prior year’s period and pro forma income from operations was $14.0 million compared with $17.6 million. Pro forma net income was $3.5 million, or $0.27 per diluted share, compared with $5.5 million, or $0.42 per diluted share, for the six months ended June 30, 2003.

Project Updates

Cornell announced projects in 2003 that, once fully ramped up, are expected to add $102 million in annualized revenues.  The Company provided the following update:

•                  Cornell has been in direct contact with senior officials at the Federal Bureau of Prisons regarding the final review of the Company’s contract modification for operation of the Moshannon Valley

Correctional Center in Phillipsburg, Penn.  A decision is forthcoming and when approval is received, construction will begin immediately.  Because of the protracted approval process, Cornell now expects the facility to open in the first quarter of 2006 rather than the fourth quarter of 2005.

•                  Southern Peaks Treatment Center in Colorado opened yesterday, two weeks ahead of schedule.  Cornell expects to have the facility, which will have an annualized run rate of approximately $9 million, ramped up by year end.

•                  Plankinton Regional Detention Center, a 40-bed juvenile justice center in South Dakota, was activated early in May and the Plankinton Regional Treatment Center was on schedule to open in August.  Both facilities were expected to be fully ramped up by year end.  Cornell based its plans to open and operate these facilities on a commitment from the appropriate state officials to create a special rate that would allow the Company to meet the needs of clients rejected by other providers in the state.  However, Cornell learned it was awarded an initial rate that, while it is the highest rate in South Dakota, is insufficient to support the level of care and treatment required for the center’s clients.  The state is currently in the middle of a rate-setting process that will take approximately six months.  While the Company intends to pursue this project through the delay, it is not willing to open the program without sufficient resources or to operate at a loss, and has decided to delay the opening of the Regional Treatment Center and to temporarily suspend operations at the Detention Center.

•                  The Company opened the first tower at the Regional Correctional Center in New Mexico on July 3 and confirmed that remodeling on the second tower is on schedule to be completed during the fourth quarter.  This facility, which supports a population sourced from multiple federal agencies, will have a total capacity of 970 beds.  Due to the complexity of working with multiple federal agencies, ramp up has been a bit slower than expected, which has prompted Cornell to adopt a conservative view and now anticipate full ramp up early in the second quarter of 2005 rather than by year end.

New Business Announcements

During the second quarter, Cornell announced that it had signed a definitive agreement to assume the two-and-one-half years remaining on an existing management agreement to operate the 976-bed Walnut Grove Youth Correctional Facility in Walnut Grove, Miss.  Under the terms of the agreement, the parties may renew the agreement for an additional two-year period.  Cornell expects to realize annualized revenue of $10.8 million.

Subsequent to the quarter’s end, the Company announced two additional contracts.  Cornell signed a five-year agreement to provide alternative education services to third- and fourth-grade students enrolled in the Philadelphia School District beginning in the 2004 – 2005 school year.  This contract will generate nearly $2.0 million in annualized revenue.

Last week, the Company was awarded a contract to operate an adult community corrections center near Las Vegas.  Cornell assumed an existing contract and will operate the program from a newly remodeled, company-owned facility that has capacity for 100 beds.  Annualized revenue for the current contract is estimated at $1.3 million, which is based on 65 beds.

Update on New Morgan Academy

The Company has been in discussions with the Bureau of Immigration and Customs Enforcement to provide care and custody for non-criminal alien and low-security adults at the New Morgan Academy, which was closed in the fourth quarter of 2002.  The Company continues to diligently focus on potential uses of this facility and is pursing zoning modifications that might be required.

Outlook for Third-Quarter and Full-Year 2004

The Company expects third-quarter results to range from a loss per share of $0.08 to a loss per share of $0.04 on an as-reported basis, and from earnings per share of $0.08 to earnings per share of $0.12 on a pro forma basis, which excludes pre-opening and start-up costs for new facilities, and losses associated with New Morgan Academy.

For the full year, the Company expects earnings per share to range from $0.03 to $0.07 on an as-reported basis, and to range from $0.53 to $0.57 on a pro forma basis, which excludes pre-opening and start-up costs for new facilities, the charge on the early extinguishment of debt, and losses associated with New Morgan Academy

“Despite the setbacks in the June performance, there were several positive developments this quarter.  We successfully completed rate negotiations in Pennsylvania and entered into the Walnut Grove agreement, and since the quarter’s end, we have opened one of the New Mexico towers, as well as Southern Peaks, and won contracts in Philadelphia and Las Vegas.  Additionally, we secured the longer-term financing that will provide the funds and flexibility to bring our pipeline of projects to fruition, as well as give us the means to capitalize on future attractive opportunities.  We still expect to reach about $300 million in revenues in 2004 as our projects ramp up over the course of the year and our new contracts begin to contribute,” Phillips concluded.

Quarterly Webcast

Cornell’s management will host a conference call and simultaneous webcast at 11:00 a.m. Eastern today, August 5.  The webcast may be accessed through Cornell’s home page, www.cornellcompanies.com.  A replay will also be available on the above web site and by dialing 800-405-2236 or 303-590-3000 and providing confirmation code 11003377.  The replay will be available through August 12, 2004 by phone and for 30 days on the Internet.  This earnings release can be found on Cornell’s website at www.cornellcompanies.com under “Investor Relations – Press Releases.”

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, (1) the outcomes of pending putative class action shareholder and derivative lawsuits, and related insurance coverage, (2) the outcome of the pending SEC investigation of Cornell, (3) Cornell’s ability to win new contracts and to execute its growth strategy, (4) risks associated with acquisitions and the integration thereof (including the ability to achieve administrative and operating cost savings and anticipated synergies), (5) the timing and costs of the opening of new programs and facilities or the expansions of existing facilities, (6) Cornell’s ability to negotiate contracts at those facilities for which it currently does not have an operating contract, (7) significant charges to expense of deferred costs associated with financing and other projects in development if management determines that one or more of such projects is unlikely to be successfully concluded, (8) results from alternative deployment or sale of facilities such as the New Morgan Academy or the inability to do so, (9) Cornell’s ability to negotiate a contract amendment with the BOP related to the Moshannon Valley Correctional Center and Cornell’s ability to resume construction of that facility, (10) changes in governmental policy and/or funding to discontinue or not renew existing arrangements, to eliminate or discourage the privatization of correctional, detention and pre-release services in the United States, or to eliminate rate increase, (11) the availability of financing on terms that are favorable to Cornell,  and (12) fluctuations in operating results because of occupancy levels and/or mix, competition (including competition from two competitors that are substantially larger than Cornell), increases in cost of operations, fluctuations in interest rates and risks of operations.

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. Cornell ( http://www.cornellcompanies.com) has 66 facilities in 15 states and the District of Columbia and 5 facilities under development or construction, including a facility in one additional state. Cornell has a total service capacity of 17,620, including capacity for 2,726 individuals that will be available upon completion of facilities under development or construction.

(Financial Tables Follow)

CORNELL COMPANIES, INC.

FINANCIAL HIGHLIGHTS

($000’s except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Revenues	$69,993	$67,586	$139,317	$133,612
Operating expenses	54,115	51,758	108,629	103,452
Pre-opening and start-up expenses	2,384	306	4,030	393
Depreciation and amortization	3,179	2,604	6,338	5,173
General and administrative expenses	5,605	4,722	9,765	8,620
Income from operations	4,710	8,196	10,555	15,974
Interest expense, net	4,215	4,506	8,864	8,968
Loss on extinguishment of debt	2,357	—	2,357	—
Income (loss) before provision (benefit) for income taxes	(1,862)	3,690	(666)	7,006
Provision (benefit) for income taxes	(763)	1,513	(273)	2,873
Net income (loss)	$(1,099)	$2,177	$(393)	$4,133

Earnings (loss) per share:
• Basic	$(.08)	$.17	$(.03)	$.32
• Diluted	$(.08)	$.17	$(.03)	$.32

Number of shares used in per share computation:
• Basic	13,146	12,854	13,114	12,817
• Diluted	13,146	13,173	13,114	13,055

Total service capacity (end of period)	17,620	16,514	17,620	16,514
Contracted beds in operation (end of period)	10,410	9,492	10,410	9,492
Average occupancy (A)	100.9%	100.6%	100.9%	99.9%
Average occupancy excluding start-up operations	101.3%	100.8%	101.2%	100.0%

(A)                    Occupancy percentages are based on contracted service capacity of residential facilities in operation.  Since certain facilities have service capacities that exceed contracted capacities, occupancy percentages can exceed 100% of contracted capacity.

Balance Sheet Data:

	June 30, 2004	December 31, 2003
Working capital	$118,933	$86,214
Property and equipment, net	282,782	267,903
Total assets	503,060	448,157
Long-term debt	284,852	227,292
Stockholders’ equity	166,354	166,235

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures, or as referenced herein “pro forma” measures, to assess the operating results and effectiveness of the Company’s operations.  These pro forma measures exclude the effect of pre-opening and start-up revenues and costs, charges related to the early extinguishment of debt, and revenues and costs associated with the New Morgan Academy.  These measures assist both the Company and its investors in understanding operating trends.  These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share or other GAAP operating measurements.  Set forth below are reconciliations to GAAP measures of non-GAAP measures used herein.

RECONCILIATION OF HISTORICAL GAAP BASIS RESULTS TO HISTORICAL NON-GAAP BASIS INFORMATION:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

GAAP Revenues	$69,993	$67,586	$139,317	$133,612
Less:
New Morgan Academy revenue	—	—	—	26
Start-up revenue	838	—	1,431	—
Pro forma revenues	$69,155	$67,586	$137,886	$133,586

GAAP income from operations	$4,710	$8,196	$10,555	$15,974
Plus:
New Morgan Academy loss from operations	415	639	849	1,270
Pre-opening and start-up expenses, net of start-up revenue	1,546	252	2,599	339
Pro forma income from operations	$6,671	$9,087	$14,003	$17,583

GAAP net income (loss)	$(1,099)	$2,177	$(393)	$4,133
Plus:
New Morgan Academy net loss	454	591	948	1,164
Pre-opening and start-up expenses, net of start-up revenue	911	149	1,533	200
Loss on extinguishment of debt	1,391	—	1,391	—
Pro forma net income	$1,657	$2,917	$3,479	$5,497

RECONCILIATION OF HISTORICAL GAAP BASIS RESULTS TO HISTORICAL NON-GAAP BASIS INFORMATION:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

GAAP earnings (loss) per share - diluted:	$(.08)	$.17	$(.03)	$.32
Plus:
New Morgan Academy	.03	.04	.07	.09
Pre-opening and start-up expenses, net of start-up revenue	.07	.01	.12	$.01
Loss on extinguishment of debt	.11	—	.11	—
Pro forma earnings per share – diluted	$.13	$.22	$.27	$.42

RECONCILIATION OF FORWARD-LOOKING INFORMATION

	Third Quarter Ending September 30, 2004	Twelve Months Ending December 31, 2004

GAAP earnings/(loss) per share – diluted	$(0.08) - (0.04)	$0.03 - 0.07
New Morgan Academy	0.04	0.15
Pre-opening and start-up expenses, net of start up revenue	0.12	0.24
Loss on extinguishment of debt	—	0.11
Pro forma earnings per share – diluted	$0.08 - 0.12	$0.53 - 0.57

Cornell Companies, Inc.

Operating Statistics

For the Three and Six Months Ended June 30, 2004 and 2003

	Three Months Ended June 30,				Six Months Ended June 30,
	2004		2003		2004		2003
		%		%		%		%
Contracted beds in operation:
Secure Institutional (1)	5,844	56%	5,912	62%	5,844	56%	5,912	62%
Adult Community-Based (1)	1,854	18%	1,901	20%	1,854	18%	1,901	20%
Juvenile (1)	2,712	26%	1,679	18%	2,712	26%	1,679	18%

Total	10,410	100%	9,492	100%	10,410	100%	9,492	100%

Number of billed mandays:
Secure Institutional	540,383	42%	533,479	41%	1,077,291	42%	1,051,283	41%
Adult Community-Based
Residential	174,337	14%	189,704	15%	360,013	14%	378,375	15%
Non-residential (2)	140,677	11%	148,263	11%	287,502	11%	296,914	12%
Juvenile:
Residential	149,922	12%	135,404	10%	295,864	11%	266,780	10%
Non-residential (2)	276,976	22%	290,849	22%	552,416	21%	554,350	22%
Total	1,282,295	100%	1,297,699	100%	2,573,086	100%	2,547,702	100%

Revenues:
Secure Institutional	$26,681	38%	$25,593	38%	$52,465	38%	$50,655	38%
Adult Community-Based
Residential	10,871	16%	11,157	17%	21,937	16%	22,213	17%
Non-residential	1,243	2%	1,373	2%	2,579	2%	2,715	2%
Juvenile:
Residential	23,815	34%	21,698	32%	47,407	34%	43,065	32%
Non-residential	7,383	11%	7,765	11%	14,929	11%	14,964	11%
Corp. & other		0%			—	0%
Total	$69,993	100%	$67,586	100%	$139,317	100%	$133,612	100%

Average revenue per diem:
Secure Institutional	$49.37		$47.97		$48.70		$48.18
Adult Community-Based
Residential	$62.36		$58.81		$60.93		$58.71
Non-residential (2)	$8.84		$9.26		$8.97		$9.14
Juvenile:
Residential	$158.85		$1 60.25		$160.23		$161.43
Non-residential (2)	$26.66		$26.70		$27.02		$26.99
Corp. & other					—
Total	$54.58		$52.08		$54.14		$52.44

(1)          Residential Contract Capacity Only

(2)          Non-residential “mandays” includes a mix of day units and hourly units.  Mental health facilities are reported in hours.

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